EXHIBIT 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
Oaktree Capital I, L.P.
Dated as of May 17, 2018

THE PARTNERSHIP UNITS OF OAKTREE CAPITAL I, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

Page

ARTICLE I
DEFINITIONS

SECTION 1.01	Definitions	1

ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01	Formation	5
SECTION 2.02	Name	5
SECTION 2.03	Term	5
SECTION 2.04	Offices	5
SECTION 2.05	Agent for Service of Process	5
SECTION 2.06	Business Purpose	5
SECTION 2.07	Powers of the Partnership	5
SECTION 2.08	Partners; Admission of New Partners	5
SECTION 2.09	Withdrawal	5

ARTICLE III
MANAGEMENT

SECTION 3.01	General Partner	6
SECTION 3.02	Compensation	6
SECTION 3.03	Expenses	6
SECTION 3.04	Officers	6
SECTION 3.05	Authority of Partners	6
SECTION 3.06	Action by Written Consent or Ratification	7

ARTICLE IV
DISTRIBUTIONS

SECTION 4.01	Distributions	7
SECTION 4.02	Liquidation Distribution	7
SECTION 4.03	Limitations on Distribution	7
SECTION 4.04 Distributions on Preferred Units

i

ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01	Initial Capital Contributions	7
SECTION 5.02	No Additional Capital Contributions	7
SECTION 5.03	Capital Accounts	8
SECTION 5.04	Allocations of Profits and Losses	8
SECTION 5.05	Special Allocations	8
SECTION 5.06	Tax Allocations	9
SECTION 5.07	Tax Advances	9
SECTION 5.08	Tax Matters	9
SECTION 5.09	Other Allocation Provisions	10
SECTION 5.10	Election to be Treated as a Corporation	10

ARTICLE VI
BOOKS AND RECORDS; REPORTS

SECTION 6.01	Books and Records	10

ARTICLE VII
PARTNERSHIP UNITS

SECTION 7.01	Units	10
SECTION 7.02	Register	11
SECTION 7.03	Registered Partners	11

ARTICLE VIII
VESTING; FORFEITURE OF INTERESTS; ADMISSION OF
ADDITIONAL PARTNERS; TRANSFER RESTRICTIONS

SECTION 8.01	Units Subject to Vesting	11
SECTION 8.02	Forfeiture of Unvested Units upon Trigger Event	11
SECTION 8.03	Limited Partnership Transfers	11
SECTION 8.04	Mandatory Exchanges	12
SECTION 8.05	Further Restrictions	12
SECTION 8.06	Rights of Assignees	12
SECTION 8.07	Admissions, Withdrawals and Removals	12
SECTION 8.08	Admission of Assignees as Substitute Limited Partners	12
SECTION 8.09	Withdrawal and Removal of Limited Partners	13

ii

EXHIBITS
Exhibit 1 - UNIT DESIGNATION WITH RESPECT TO THE SERIES A PREFERRED MIRROR UNITS
Exhibit 2 - UNIT DESIGNATION WITH RESPECT TO THE SERIES B PREFERRED MIRROR UNITS

iii

SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
OAKTREE CAPITAL I, L.P.
This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Oaktree Capital I, L.P. (the “Partnership”) is made as of the 17th day of May, 2018, by and among OCM Holdings I, LLC, a limited liability company formed under the laws of the State of Delaware, as general partner, and the Limited Partners (as defined herein) of the Partnership.
WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time (the “Act”), by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware and the execution of the Limited Partnership Agreement of the Partnership dated as of May 11, 2007 (the “Original Agreement”);
WHEREAS, the parties amended and restated the Original Agreement to permit the admission of the Limited Partners to the Partnership on May 25, 2007 (the “Amended and Restated Agreement”);
WHEREAS, pursuant to Section 7.01 of the Amended and Restated Agreement, as of December 2, 2014, the General Partner established a new Class of Units designated as the EVU Back-to-Back Units, with such designations, preferences, rights, powers and duties as are set forth in the Unit Designation and Grant Agreement, dated as of December 2, 2014, with respect to the EVU Back-to-Back Units (the “EVU Back-to-Back Unit Designation”);
WHEREAS, Section 7.01 of the Amended and Restated Agreement provides that the General Partner may establish, from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner;
WHEREAS, Section 11.12 of the Amended and Restated Agreement provides that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect, among other things, any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interests in the Partnership; and
WHEREAS, pursuant to the aforementioned sections of the Amended and Restated Agreement, the General Partner desires to establish a new class of interests in the Partnership to be named the Series A Preferred Mirror Units, with such designations, preferences, rights, powers and duties as are set forth in the Unit Designation with respect to the Series A Preferred Mirror Units attached hereto as Exhibit 1, and, in connection therewith, desires to further amend and restate the Amended and Restated Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Amended and Restated Agreement in its entirety to read as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
“Act” has the meaning set forth in the preamble of this Agreement.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(c)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” means this Second Amended and Restated Limited Partnership Agreement of the Partnership, and, where the context so requires, any Unit Designation, as each may be amended, supplemented or restated from time to time.
“Assignee” has the meaning set forth in Section 8.06.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in Los Angeles, California or New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.
“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.
“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.
“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.
“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership Interest is relinquished to the Partnership; or (d) any other date specified in the United States Treasury Regulations; provided however that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Net Income (Loss)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.
“Certificate” has the meaning set forth in the preamble of this Agreement.
“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Units” means any class or series of Units issued without a preference or priority over the holders of any other Units in: (a) the right to share profits or losses or items thereof; (b) the right to share in Partnership distributions; or (c) rights upon dissolution or liquidation of the Partnership.
“Contingencies” has the meaning set forth in Section 9.03(a).
“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a partner receiving an allocation of such foreign tax elects to claim a credit for such amount.
“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.
“Dissolution Event” has the meaning set forth in Section 9.02 of this Agreement.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means one or more exchange agreements providing for the exchange of Common Units and common units in other members of the Oaktree Operating Group in accordance with the terms thereof.
“Exchange Transaction” means the distribution of Common Units by OCGH or other holder thereof to an employee of the Oaktree Operating Group or any other person pursuant to the terms of the partnership agreement of OCGH, the Exchange Agreement or any other applicable document.
“Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31, 2007 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means OCM Holdings I, LLC, a limited liability company formed under the laws of the State of Delaware or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.
“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.
“Issuer” means Oaktree Capital Group, LLC, a limited liability company formed under the laws of the State of Delaware, or any successor thereto.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.
“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.
“Liquidation Agent” has the meaning set forth in Section 9.03 of this Agreement.
“Net Taxable Income” has the meaning set forth in Section 4.01(b).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Oaktree Operating Group” means, collectively, the Partnership, Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P. and Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and any other direct or indirect subsidiary of the Issuer (whether now existing or hereafter formed) that is designated as part of the Oaktree Operating Group by the Board of Directors of the Issuer.

“OCGH” means Oaktree Capital Group Holdings, L.P., a Delaware limited partnership, and any successors thereto.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.
“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” has the meaning set forth in Section 5.08.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.
“Preferred Units” means any class of Units that entitles the holders thereof to a preference or priority over the holders of any Common Units in: (a) the right to share profits or losses or items thereof; (b) the right to share in Partnership distributions; or (c) rights upon dissolution or liquidation of the Partnership.
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
“Similar Law” means any state, local, non-U.S. or other laws or regulations that would cause the underlying assets of the Partnership to be treated as assets of an investing entity by virtue of its investment (or any beneficial interest) in the Partnership and thereby subject the Partnership, the General Partner or OCGH (or other Persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title 1 of ERISA or Section 4975 of the Code.
“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests of such Person or holds a sole general partner interest or managing member or similar interest in such Person; provided, that no investment fund or portfolio company shall be a “Subsidiary” of the Partnership or any Subsidiary thereof.

“Tax Advances” has the meaning set forth in Section 5.07.
“Tax Amount” has the meaning set forth in Section 4.01(b).
“Tax Distributions” has the meaning set forth in Section 4.01(b).
“Tax Matters Partner” has the meaning set forth in Section 5.08.
“Total Percentage Interest” means, with respect to any Partner and as of any date of determination, (a) as to any Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to the Units referred to in clause (b) of this definition by (ii) the quotient obtained by dividing the number of Common Units (vested or unvested) then owned by such Partner by the number of Common Units then owned by all Partners and (b) as to any other Units, the percentage established for such Units by the General Partner as a part of the Unit Designation of such Units.
“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security and any transfer that is part of an Exchange Transaction.
“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Trigger Event” means an event or events designated by the General Partner at the time of issuance of any Units subject to vesting upon the occurrence of which any unvested Units subject to such Trigger Even shall be forfeited pursuant to Section 8.02. For the avoidance of doubt, the General Partner may designate as a Trigger Event for any particular Units the termination of the employment of a Person with any member of the Oaktree Operating Group.
“Unit” means a unit issued by the Partnership and authorized in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.
“Unit Designation” means a written action or actions setting forth the designations, preferences, rights, powers and duties of a class or series of Units.
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
SECTION 2.01 Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May 11, 2007 of the Certificate as provided in the preamble of this Agreement and the execution of the Original Agreement. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.
SECTION 2.02 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Oaktree Capital I, L.P.
SECTION 2.03 Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

SECTION 2.04 Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select.
SECTION 2.05 Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.
SECTION 2.06 Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.
SECTION 2.07 Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.
SECTION 2.08 Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. A Person may be admitted from time to time as a new Partner in accordance with Article VIII; provided, however, that each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

SECTION 2.09 Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII; provided, however, that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.07.
ARTICLE III
MANAGEMENT
SECTION 3.01 General Partner. (a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.
(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to officers of the Partnership), including, without limitation, the following powers:
(i) to develop and prepare a business plan each year;
(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;
(iii) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;
(iv) to employ, retain, consult with and dismiss personnel;
(v) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
(vi) to engage attorneys, consultants and accountants for the Partnership;

(vii) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and
(viii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

SECTION 3.02 Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.
SECTION 3.03 Expenses. The Partnership shall bear and/or reimburse the General Partner for any expenses incurred by the General Partner in connection with serving as the general partner of the Partnership.
SECTION 3.04 Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents who may be designated as officers by the General Partner, with titles as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. All employees, agents and officers shall be subject to the supervision and direction of the General Partner and may be removed from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, estoppel, as a result of the performance of its duties hereunder or otherwise.
SECTION 3.05 Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, the Limited Partners shall have no right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.
SECTION 3.06 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a ratification in writing.

ARTICLE IV
DISTRIBUTIONS
SECTION 4.01 Distributions. Subject to Section 4.04 and any Unit Designation related to any outstanding Units:
(a)    The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests.

(b)     In addition to the foregoing clause (a), if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) pro rata in accordance with the Partners’ respective Total Percentage Interest to the extent that other distributions made by the Partnership for such year are otherwise insufficient to cover such tax liabilities. The Tax Distributions payable with respect to a period shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V for such period, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit to a Partner under Section 743(b) of the Code will be ignored. The partnership shall make distributions under this Section 4.01 quarterly based on the expected, estimated taxable income of the Partnership for the relevant quarter as reasonably determined by the General Partner, and within 90 days after the end of the Fiscal Year with respect to a Fiscal Year.
SECTION 4.02 Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.
SECTION 4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.
SECTION 4.04 Distributions on Preferred Units. No distributions shall be made with respect to any Class or series of Preferred Units except as permitted under the Unit Designation related to such Class or series of Preferred Units. For the avoidance of doubt, and without limitation of the foregoing, no distributions pursuant to this Section 4.01, including Tax Distributions, shall be made with respect to any Class or series of Preferred Units (unless the applicable Unit Designation expressly provides otherwise in a provision that explicitly refers to Section 4.01).
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
SECTION 5.01 Initial Capital Contributions. The Partners have made, on or prior to the date hereof, Capital Contributions and have acquired the number of Units as specified in the books and records of the Partnership.
SECTION 5.02 No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.
SECTION 5.03 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
SECTION 5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement (and subject to the Unit Designation with respect to any Units then outstanding) Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner that holds Common Units, after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to

Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.
SECTION 5.05 Special Allocations. Notwithstanding any other provision in this Article V, in respect of any Common Units held by a Partner:
(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners holding Common Units shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b) Qualified Income Offset. If any Partner holding Common Units unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.
(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.
(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(f) Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.
(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.
SECTION 5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that, in respect of any Common Units, in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (as determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method (as such term is defined in Treas. Reg. section 1.704-3(b)(1)) for all Section 704(c) and “reverse Section 704(c)” allocations. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.
SECTION 5.07 Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance.
SECTION 5.08 Tax Matters. For taxable periods ending on or before December 31, 2017, the General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code prior to the amendment by the U.S. Bipartisan Budget Act of 2015 (the “Tax Matters Partner”). For taxable periods beginning on or after January 1, 2018, the General Partner shall appoint or act as the “partnership representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership shall file as a partnership for federal, state and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state or local tax matters of the Partnership, shall be made by the Tax Matters Partner or Partnership Representative, as applicable, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner or Partnership Representative, as applicable. The Tax Matters Partner or Partnership Representative, as applicable, shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable state or local income tax Law, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners (or the direct or indirect owners of the Partners) to prepare and file their own tax returns.
SECTION 5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 5.03, 5.04 and 5.05 may be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the

Partnership, to comply with such regulations, so long as any such amendment does not materially change the relative economic interests of the Partners.
SECTION 5.10 Election to be Treated as a Corporation. Notwithstanding anything to the contrary contained herein, if the General Partner determines in its sole discretion that it is no longer in the best interests of the Partnership to continue as a partnership for U.S. federal income tax purposes, the General Partner may elect to treat the Partnership as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes. In the event that the General Partner determines that the Partnership should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Partnership as a partnership for U.S. federal (and applicable state) income tax purposes, the Partnership and each Partner shall agree to adjustments required by the tax authorities, and the Partnership shall pay such amounts as required by the tax authorities, to preserve the status of the Partnership as a partnership.

ARTICLE VI
BOOKS AND RECORDS; REPORTS
SECTION 6.01 Books and Records. (a) At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.
(b) Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and
(ii) promptly after their becoming available, copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.
(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.
ARTICLE VII
PARTNERSHIP UNITS
SECTION 7.01 Units. Interests in the Partnership shall be represented by Units. As of May 17, 2018, the Units are comprised of a single Class of Common Units, a single class of Units designated as the EVU Back-to-Back Units and a single Class of Preferred Units designated as the Series A Preferred Mirror Units. The General Partner may establish, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner, including (i) the right to share in Profits and Losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Units (including sinking fund provisions); (v) whether such Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Unit will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units; and (viii) the right, if any, of the holder of each such Unit to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include all Classes that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement or in a Unit Designation.
SECTION 7.02 Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.
SECTION 7.03 Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.
ARTICLE VIII
VESTING; FORFEITURE OF INTERESTS; ADMISSION OF
ADDITIONAL PARTNERS; TRANSFER RESTRICTIONS
SECTION 8.01 Units Subject to Vesting. (a) Subject to Section 8.02 or as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, the General Partner may issue Common Units that are subject to vesting on a schedule determined by the General Partner at the time such Common Units are issued and reflected in the books and records of the Partnership. The General Partner shall designate a Trigger Event with respect to each Unit issued that is subject to vesting, which shall be set forth in the books and records of the Partnership. All Common Units outstanding as of the date hereof are fully vested.
(b) In addition, the General Partner in its sole discretion may authorize the earlier vesting of all or a portion of any unvested Common Units owned by any one or more Limited Partners at any time and from time to time, and in such event, such unvested Common Units shall vest and thereafter be vested Common Units for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of unvested Common Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.
(c) Upon the vesting of any unvested Common Units in accordance with this Section 8.01, the General Partner shall modify the books and records of the Partnership to reflect such vesting.
SECTION 8.02 Forfeiture of Unvested Common Units upon Trigger Event. (a) Other than as set forth in Section 8.01(b) and except as agreed otherwise between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, upon the occurrence of a Trigger Event any unvested Common Units subject to such Trigger Event shall be immediately forfeited without any consideration, and such Limited Partner shall cease to own or have any rights with respect to such unvested Common Units.

(b) Upon the forfeiture of any unvested Common Units in accordance with this Section 8.02, the General Partner shall modify the books and records of the Partnership to reflect such forfeiture.
SECTION 8.03 Limited Partnership Transfers. No Limited Partner or Assignee thereof may Transfer (other than as part of an Exchange Transaction) all or any portion of its Units (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.

SECTION 8.04 Mandatory Exchanges. The General Partner may, with the consent of Partners whose Total Percentage Interests exceed 75% of the Total Percentage Interests of all Partners in the aggregate, require all Limited Partners to Transfer in an Exchange Transaction all Common Units held by them.
SECTION 8.05 Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:
(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(b) such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended) or other foreign securities laws or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;
(c) such Transfer would not cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;
(d) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion.
SECTION 8.06 Rights of Assignees. Subject to Section 8.05, the transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such Interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.08.
SECTION 8.07 Admissions, Withdrawals and Removals. (a) No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification of Partners whose Total Percentage Interests exceed 50% of the Total Percentage Interests of all Partners in the aggregate. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).
(b) No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.09 hereof.
(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.
SECTION 8.08 Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:
(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;
(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this

Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);
(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable laws; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).
SECTION 8.09 Withdrawal and Removal of Limited Partners. If a Limited Partner ceases to hold any Units, then such Limited Partner shall withdraw from the Partnership and shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
SECTION 9.01 No Dissolution. Except as required by the Act, Partnership shall not be dissolved by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.
SECTION 9.02 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):
(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that the General Partner (i) is permanently incapable of performing its part of this Agreement, (ii) has been guilty of conduct that is calculated to affect prejudicially the carrying on of the business of the Partnership, (iii) willfully or persistently commits a breach of this Agreement or (iv) conducts itself in a manner relating to the Partnership or its business such that it is not reasonably practicable for the other Partners to carry on the business of the Partnership with the General Partner;
(b) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;
(c) the written consent of all Partners;
(d) any other event not inconsistent with any provision hereof causing a dissolution of the Partnership under the Act;
(e) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(f) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 90 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Units then outstanding agree in writing to so continue the business of the Partnership.
SECTION 9.03 Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:
(a) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03;
(b) Second, to the holders of any Preferred Units then outstanding to the extent so provided by, and in accordance with the terms of, the applicable Unit Designation(s); and
(c) The balance, if any, to the Partners, pro rata to each of the Partners in accordance with their Total Percentage Interests.
SECTION 9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
SECTION 9.05 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.
SECTION 9.06 Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.
SECTION 9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.02 and Section 11.09 shall survive the termination of the Partnership.
ARTICLE X
LIABILITY AND INDEMNIFICATION
SECTION 10.01 Liability of Partners. (a) No Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.
(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and those required by the Act.
(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).
(d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.
(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards.
SECTION 10.02 Indemnification. (a) To the fullest extent permitted by law, the Partnership shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner (including without limitation, the General Partner) or a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership or, while a director, officer or agent of a Partner (including without limitation, the General Partner) or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals; provided that such person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.
(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.02(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.
(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 10.02(a) has been received by the Partnership, such person may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) Insurance. To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.
(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Partnership Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.
For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).
ARTICLE XI
MISCELLANEOUS
SECTION 11.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
SECTION 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
(a) If to the Partnership, to:
Oaktree Capital I, L.P.

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Fax: (213) 830-8545
Electronic Mail: tmolz@oaktreecapital.com
(b) If to any Partner, to:
c/o OCM Holdings I, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Fax: (213) 830-8545
Electronic Mail: tmolz@oaktreecapital.com
(c) If to the General Partner, to:
OCM Holdings I, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Fax: (213) 830-8545
Electronic Mail: tmolz@oaktreecapital.com
SECTION 11.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.
SECTION 11.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 11.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.
SECTION 11.06 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.
SECTION 11.07 Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
SECTION 11.08 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. For the avoidance of doubt, notwithstanding any other provision of this Agreement (including the Unit Designation with respect to the Series A Preferred Mirror Units), the amendment and restatement as of the date hereof of this Agreement and the adoption of such Unit Designation as of the date hereof shall not be interpreted to impair, amend or supersede the terms of the EVU Back-to-Back Units Designation.
SECTION 11.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, provided that the enforceability of Section 11.10 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of Delaware.
SECTION 11.10 Arbitration of Disputes. Any and all disputes, claims or controversies arising out of or relating to this Agreement, including any and all disputes, claims or controversies arising out of or relating to (i) the

Partnership, (ii) any Limited Partner’s rights and obligations hereunder, (iii) the validity or scope of any provision of this Agreement, (iv) whether a particular dispute, claim or controversy is subject to arbitration under this Section 11.10 and (v) the power and authority of any arbitrator selected hereunder, that are not resolved by mutual agreement shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. A party hereto may commence the arbitration process by filing a written demand for arbitration with JAMS and delivering a copy of such demand to the other party or parties to the arbitration in accordance with the notice procedures set forth in Section 3.1. The arbitration shall take place in Wilmington, Delaware, and shall be conducted in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties to the arbitration shall cooperate with JAMS and with each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The arbitrator selected shall be neutral and a former Delaware chancery court judge or, if such judge is not available, a former U.S. federal judge with experience in adjudicating matters under the law of the State of Delaware; provided, that if no such person is both willing and able to undertake such a role, the parties to the arbitration shall cooperate with each other and JAMS in good faith to select such other person as may be available from a JAMS’ panel of neutrals with experience in adjudicating matters under the law of the State of Delaware. The parties to the arbitration shall participate in the arbitration in good faith. Each party to the arbitration shall pay those costs, if any, of arbitration that it must pay to cause this Section 11.10 to be enforceable, and all other costs of arbitration shall be shared equally between the parties to the arbitration.

No party to an arbitration shall be entitled to undertake discovery in the arbitration; provided, that, if discovery is required by applicable law, discovery shall not exceed (i) one witness deposition plus the depositions of any expert designated by the other party or parties, (ii) two interrogatories, (iii) ten document requests and (iv) ten requests for admissions; provided, further, that additional discovery may be permitted to the extent such additional discovery is required by applicable law for this Section 11.10 to be enforceable. The arbitrator shall have no power to modify any of the provisions of this Agreement, to make an award or impose a remedy that, in each case, is not available to the Delaware chancery court or to make an award or impose a remedy that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. To the extent permitted by law, the arbitrator shall have the power to order injunctive relief, and shall expeditiously act on any petition for such relief.
The provisions of this Section 11.10 may be enforced by any court of competent jurisdiction, and, to the extent permitted by law, the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Notwithstanding any provision of this Agreement to the contrary, any party to an arbitration pursuant to this Section 11.10 shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of the provisions of this Agreement pending a final determination on the merits by the arbitrator, and each party hereby consents that such a restraining order or injunction may be granted without the necessity of posting any bond.
The details of any arbitration pursuant to this Section 11.10, including the existence and/or outcome of such arbitration and any information obtained in connection with any such arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to the arbitration; provided, that such party may make such disclosures as are required by applicable law or legal process; provided, further, that such party may make such disclosures to its, his or her attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 11.10 and who are obligated to keep such information confidential to the same extent as such party. If a party to an arbitration receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the prior sentence, or otherwise believes that it, he or she may be required to disclose any such information, such party shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure, or otherwise protect the confidentiality, of such information.
For the avoidance of doubt, (i) any arbitration pursuant to this Section 11.10 shall not include any disputes, claims or controversies that do not arise out of or relate to this Agreement, and (ii) any arbitration pursuant to this Section 11.10 of disputes, claims or controversies arising out of or relating to this Agreement is intended to be separate and distinct proceeding from any arbitration or other adjudication of disputes, claims or controversies between parties to this Agreement that do not arise out of or relate to this Agreement.

SECTION 11.11 Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.
SECTION 11.12 Amendments and Waivers. (a) Subject to the terms of any Unit Designation then in effect, this Agreement (including the Exhibits hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units must be approved by the holders of not less than a majority of the Total Percentage Interests of the Class affected; provided further, that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interests in the Partnership; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.
(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

SECTION 11.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof).
SECTION 11.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
SECTION 11.15 Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that it is the intent of the parties hereto that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.
SECTION 11.16 Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.04) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.
SECTION 11.17 Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

GENERAL PARTNER:
OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

LIMITED PARTNERS:
OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

OAKTREE CAPITAL GROUP HOLDINGS, L.P.
By: Oaktree Capital Group Holdings GP, LLC,
its general partner

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

Exhibit 1

UNIT DESIGNATION WITH RESPECT TO THE SERIES A PREFERRED MIRROR UNITS

EXECUTION VERSION

OAKTREE CAPITAL I, L.P.
UNIT DESIGNATION WITH RESPECT TO THE
SERIES A PREFERRED MIRROR UNITS
This Unit Designation (as it may be amended, supplemented or restated from time to time, this “Unit Designation”), dated as of May 17, 2018, is made by Oaktree Capital I, L.P. (the “Partnership”). Capitalized terms used but not defined in this Unit Designation shall have the meanings ascribed to such terms in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 17, 2018 (as it may be amended, supplemented or restated from time to time, the “Partnership Agreement”).
WHEREAS, pursuant to Section 7.01 of the Partnership Agreement, OCM Holdings I, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), has the authority to establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner;
WHEREAS, pursuant to Section 11.12 of the Partnership Agreement the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect among other things, any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; and
WHEREAS, pursuant to the aforementioned sections of the Partnership Agreement, the General Partner determined it advisable and in the best interest of the Partnership and its Limited Partners to designate the Series A Preferred Mirror Units as a new class of Preferred Units and the terms of the Series A Preferred Mirror Units, as set forth in this Unit Designation, have been duly approved in accordance with the Partnership Agreement;
NOW, THEREFORE, the General Partner hereby approves and authorizes this Unit Designation on the terms and conditions set forth herein.
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Unit Designation. Capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.
“2011 Incentive Plan” means the 2011 Oaktree Capital Group, LLC Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, and any successor or similar plan.
“Business Day” means any day that is not a Saturday, Sunday or other day in which banking institutions in New York City are authorized or required by law to close.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Change of Control Event” has the meaning set forth in the OCG Series A Preferred Unit Designation.

1

“Dissolution Event” means an event giving rise to the dissolution of the Partnership in accordance with Section 9.02 of the Partnership Agreement.
“Dissolution Exception” has the meaning set forth in Section 2.8 of this Unit Designation.
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing with respect to the Series A Preferred Mirror Units, on September 15, 2018.
“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period with respect to the Series A Preferred Mirror Units shall commence on and includes May 17, 2018.

“Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series A Mirror Holders of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Total Percentage Interest with respect to such holder’s Series A Preferred Mirror Units.
“Indemnified Person” means any Person who is entitled to indemnification by the Partnership pursuant to Section 10.02 of the Partnership Agreement.
“Junior Units” means Common Units and any other equity securities that the Partnership may issue after May 17, 2018 ranking, as to payment of distributions, junior to the Series A Preferred Mirror Units.
“Oaktree I Permitted Distribution” means each of the following: (A) distributions of tax distribution amounts in accordance with the terms of the Partnership Agreement as in effect on May 17, 2018, (B) the net share settlement of equity-based awards granted under the 2011 Equity Incentive Plan, as amended or restated (or any successor or similar plan) in order to satisfy associated tax obligations (C) exchanges of common units of OCG and/or its subsidiaries in connection with the exchange of units of OCGH for OCG’s common units or units of its subsidiaries under the Exchange Agreement, (D) purchases pursuant to put or call arrangements with current or former Senior Executives, employees or service partners entered into in good faith in connection with the provision of personal services, (E) distributions of incentive compensation to current or former Senior Executives, employees or service partners in respect of their “points” interests in OCG’s subsidiaries, (F) distributions, directly or indirectly, to OCG, its subsidiaries or OCGH to enable OCG, its subsidiaries or OCGH to pay expenses or satisfy other obligations (other than obligations in respect of distributions or purchases of junior securities that would not otherwise be Permitted Distributions), (G) redemptions of common units pursuant to provisions of the OCG Operating Agreement as in effect on May 17, 2018, (H) purchases in connection with the settlement of a bona fide forward purchase or accelerated unit repurchase arrangement with a third party financial institution that is entered into before the start of the applicable Distribution Period, (I) payments made on redemption or conversion of convertible notes or convertible preferred equity or the entry into or settlement of call options, bond hedges and/or warrants to hedge OCG’s exposure in connection with the issuance of the convertible notes or convertible preferred equity, (J) distributions paid in, or exchanges of Junior Units or OCGH units for, Junior Units or options, warrants or rights to subscribe for or purchase Junior Units or distributions or purchases paid, directly or indirectly, with proceeds from the substantially concurrent sale of Junior Units and (K) distributions, directly or indirectly, to OCGH or its successor to enable it to (1) make distributions in respect of any outstanding OCGH equity value units, and (2) purchase any OCGH units into which the equity value units have been recapitalized pursuant to any put right exercised by the holder of such units.
“Oaktree Operating Group” means, for the purpose of this Unit Designation, collectively, (a) as of May 17, 2018, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P. and Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and (b) any other subsidiary of OCG (whether now existing or hereafter formed) that is designated from time to time as part of the Oaktree Operating Group by the board of directors of OCG and that either (i) acts as or Controls the general partners and investment advisers of the investment funds managed by OCG or its subsidiaries or (ii) holds interests in other entities or investments generating income for OCG.
“OCG” means Oaktree Capital Group, LLC, a Delaware limited liability company, or any successor thereto.
“OCG Operating Agreement” means the Fourth Amended and Restated Operating Agreement of OCG, dated May 17, 2018, as it may be amended, supplemented or restated from time to time.
“OCG Series A Preferred Units” means the 6.625% Series A Preferred Units of OCG having the designations, rights, powers and preferences set forth in the OCG Series A Preferred Unit Designation.
“OCG Series A Preferred Unit Designation” means the Series A Preferred Unit designation of OCG, dated May 17, 2018, as it may be amended, supplemented or restated from time to time.
“Parity Units” means any Partnership Units, including Preferred Units, that the Partnership has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event.
“Partnership Agreement” has the meaning set forth in the preamble.
“Permitted Reorganization” means the (i) voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s Subsidiaries or upon any reorganization of the Partnership into another limited partnership pursuant to provisions of this Agreement that allow the Partnership to convert, merge or convey its assets to another entity with or without General Partner approval or (ii) reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series A Mirror Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without General Partner approval.
“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership.
“Rating Agency Event” has the meaning set forth in the OCG Series A Preferred Unit Designation.
“Senior Executive” has the meaning set forth in the OCG Series A Preferred Unit Designation.
“Series A Mirror Distribution Rate” means 6.625%.
“Series A Mirror Holder” means a holder of Series A Preferred Mirror Units.
“Series A Mirror Liquidation Preference” means $25.00 per Series A Preferred Mirror Unit.
“Series A Mirror Liquidation Value” means the sum of the Series A Mirror Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series A Preferred Mirror Units.
“Series A Mirror Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively. These Series A Mirror Record Dates shall apply regardless of whether a particular Series A Mirror Record Date is a Business Day. The Series A Mirror Record Dates shall constitute Record Dates with respect to the Series A Preferred Mirror Units for the purpose of distributions on the Series A Preferred Mirror Units.

“Series A Preferred Mirror Unit” means a Preferred Unit designated as a 6.625% Series A Preferred Mirror Unit having the designations, rights, powers and preferences set forth in this Unit Designation.
“Series A Tax Event” has the meaning set forth in the Series A Preferred Unit Designation.
“Substantially All Merger” means a merger or consolidation of the Partnership with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.

“Unit Designation” has the meaning set forth in the preamble.
ARTICLE II
TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES A
PREFERRED MIRROR UNITS
Section 2.1 Designation. The Series A Preferred Mirror Units are hereby designated and created as a series of Preferred Units. Each Series A Preferred Mirror Unit shall be identical in all respects to every other Series A Preferred Mirror Unit. There is authorized for issuance an unlimited number of Series A Preferred Mirror Units. As of any date of determination, the Total Percentage Interest as to any Series A Mirror Holder in its capacity as such with respect to Series A Preferred Mirror Units shall be 0% as such term applies to all Limited Partners; provided, however, that when such term is used to only apply to Series A Mirror Holders, “Total Percentage Interest” shall mean, with respect to any holder of Series A Preferred Mirror Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series A Preferred Mirror Units held by such holder on such date relative to the aggregate number of Series A Preferred Mirror Units Outstanding as of such date. The Capital Account balance of a Limited Partner with respect to each Series A Preferred Mirror Unit held by such Limited Partner shall equal the Liquidation Preference per Series A Preferred Mirror Unit as of the date such Series A Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 2.6. The General Partner may cause the Partnership to, from time to time, without notice to or consent of the Series A Mirror Holders or holders of other Parity Units, issue additional Series A Preferred Mirror Units.
Section 2.2 Distributions.
(a) The Series A Mirror Holders shall be entitled to receive with respect to each Series A Preferred Mirror Unit owned by such holder, when, as and if declared by the General Partner, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the General Partner has declared a distribution, if any, in an amount equal to the product of (i) 25% and (ii) the rate per annum equal to the Series A Mirror Distribution Rate (subject to Section 2.5 of this Unit Designation) and (iii) the Series A Mirror Liquidation Preference. Such distributions shall be non-cumulative. Distributions payable on the Series A Preferred Mirror Units for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable by the relevant Distribution Payment Date to Series A Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on a Series A Mirror Record Date, provided that if the Series A Mirror Record Date is not a Business Day, the declared distributions will be payable by the relevant Distribution Payment Date to Series A Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on the Business Day immediately preceding such Series A Mirror Record Date.
(b) So long as any Series A Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on (i) the Series A

Preferred Mirror Units or (ii) the OCG Series A Preferred Units, then, in each case for such then-current Distribution Period only, the Partnership may not repurchase its Common Units or any Junior Units and may not declare or pay or set apart payment for distributions on its Junior Units, other than, in each case, any Oaktree I Permitted Distribution, or repurchases or distributions the proceeds of which are used, directly or indirectly, to effect any Oaktree I Permitted Distribution.
(c) The General Partner may, in its sole discretion, choose to pay distributions on the Series A Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d) When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series A Preferred Mirror Units or any Parity Units, all distributions declared upon the Series A Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series A Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series A Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.
(e) No distributions may be declared or paid or set apart for payment on any Series A Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units, subject to any applicable terms of such outstanding Units.
(f) Series A Mirror Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Unit Designation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.
(g) The Partnership and Limited Partners intend that no portion of the distributions paid to the Series A Mirror Holders pursuant to this Section 2.2 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and the Partnership and Series A Mirror Holders shall not take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 2.3 Rank. The Series A Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:
(a) junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series A Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b) equally to any Parity Units; and
(c) senior to any Junior Units.
Section 2.4 Optional Redemption.
(a) Notwithstanding anything to the contrary contained in this Unit Designation, at any time or from time to time on or after June 15, 2023, subject to any limitations that may be imposed by law, the Partnership may, in its sole discretion, redeem the Series A Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Liquidation Preference per Series A Preferred Mirror Unit plus an amount equal to declared and unpaid distributions, if any, from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.

(b) If OCG redeems the OCG Series A Preferred Units pursuant to (i) a Change of Control Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series A Preferred Mirror Units; (ii) a Series A Tax Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series A Preferred Mirror Units; and (iii) a Rating Agency Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series A Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series A Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series A Preferred Mirror Units.
(c) Without limiting clause (b) of this Section 2.4, if the Partnership shall deposit, on or prior to any date fixed for redemption of Series A Preferred Mirror Units, with any bank or trust company as a trust fund, or in an account for the benefit of and/or Controlled by the General Partner or the Partnership, a fund sufficient to redeem the Series A Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company (if applicable) to pay on and after the date fixed for redemption or such earlier date as the General Partner may determine, to the respective Series A Mirror Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series A Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series A Preferred Mirror Units to the holders thereof and from and after the date of such deposit said Series A Preferred Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series A Preferred Mirror Units, and shall have no rights with respect thereto under this Unit Designation, the Partnership Agreement or otherwise, except only the right to receive from said bank or trust company, or such account for the benefit of and/or Controlled by the General Partner or the Partnership, on the redemption date or such earlier date as the Partnership may determine, payment of the redemption price of such Series A Preferred Mirror Units without interest.
(d) The Series A Mirror Holders shall have no right to require redemption of any Series A Preferred Mirror Units.
Section 2.5. Series A Mirror Distribution Rate. If the distribution rate per annum on the OCG Series A Preferred Units issued by OCG shall increase pursuant to Section 2.5 of the OCG Series A Preferred Unit Designation, then the Series A Mirror Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article 2 of the OCG Series A Preferred Unit Designation.
Section 2.6 Allocations. Before giving effect to the allocations set forth in Article V of the Partnership Agreement, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series A Preferred Mirror Units in accordance with each holder’s Total Percentage Interest with respect to their Series A Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series A Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series A Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series A Mirror Holders pursuant to this Section 2.6 in all prior Fiscal Years. To the extent there is insufficient Gross Ordinary Income for a fiscal year to allocate to the Series A Mirror Holders pursuant to the prior sentence and to the holders of any other Parity Units, Gross Ordinary Income shall be allocated to the Series A Mirror Holders and holders of Parity Units for such fiscal year on a pro rata basis based on the amount of distributions paid in respect of the Series A Preferred Mirror Units and such Parity Units, respectively in such fiscal year.
Section 2.7 Voting.
Notwithstanding any provision in the Partnership Agreement or the Act to the contrary, and except as set forth in this Section 2.7, the Series A Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Mirror Holders shall not be required for the taking of any Partnership action or inaction.

Section 2.8 Liquidation Rights.
(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series A Preferred Mirror Units in accordance with Section 9.03 of the Partnership Agreement, the Series A Mirror Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to the Limited Partners, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series A Mirror Liquidation Preference and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Mirror Holders pursuant to Section 2.6 of this Unit Designation for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.03 of the Partnership Agreement, pro rata based on the full respective distributable amounts to which each Series A Mirror Holder is entitled pursuant to this Section 2.8(a).
(b) Upon a Dissolution Event, after each Series A Mirror Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series A Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series A Mirror Holders pursuant to Section 2.6 for the taxable year in which the Dissolution Event occurs), such Series A Mirror Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series A Mirror Holders and the holders of all other outstanding Parity Units, if any, such assets shall be distributed to the Series A Mirror Holders and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Limited Partner is entitled pursuant to this Section 2.8.
(d) Nothing in this Section 2.8 shall be understood to entitle the Series A Mirror Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series A Preferred Mirror Units have been paid all amounts to which such classes or series of Units are entitled.
(e) For the purposes of this Section 2.8, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Oaktree Operating Group is the surviving Person or the Person formed by such transaction and has expressly assumed all of the obligations under the Series A Preferred Mirror Units, (ii) the sale or disposition of the Partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of the Partnership should the Partnership not constitute a “significant subsidiary” of OCG under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the OCG Series A Preferred Units have been fully redeemed pursuant to the terms of the OCG Operating Agreement or if proper notice of redemption of the OCG Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series A Preferred Units called for redemption have been set aside for payment pursuant to the terms of the OCG Operating Agreement, (v) transactions where the assets of the Partnership, in connection with its liquidation, dissolution or winding-up, are immediately contributed to another member of the Oaktree Operating Group that expressly assumes all the obligations under the Series A Preferred Mirror Units, and (vi) with respect to the Partnership, a Permitted Transfer or a Permitted Reorganization (any of (i) through (vi), a “Dissolution Exception”).
(f) In the event that the Partnership liquidates, dissolves or winds up, including a Dissolution Event, the Partnership shall not declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding Series A Preferred Mirror Units shall have been repaid via redemption or otherwise. Notwithstanding the foregoing, no such limitation shall apply to or upon (i) a Dissolution Exception or (ii) an event where the OCG Series A Preferred Units have been fully redeemed pursuant to the terms of the OCG LLC Agreement or if proper notice of redemption of the OCG Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series A Preferred Units called for redemption have been set aside by or on behalf of OCG for payment pursuant to the terms of the OCG Operating Agreement.

Section 2.9 No Duties to Series A Mirror Holders. Notwithstanding anything to the contrary in the Partnership Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnified Person shall have any duties or liabilities to the Series A Mirror Holders.
Section 2.10 Amendments and Waivers. Notwithstanding the provisions of Section 11.12 of the Partnership Agreement, the provisions of this Article 2 may be amended, supplemented, waived or modified by the action of the General Partner without the consent of any other Limited Partner.
ARTICLE III
MISCELLANEOUS

Section 3.1 Conflicts. To the extent that any provision of this Unit Designation conflicts or is inconsistent with the Partnership Agreement, the terms of this Unit Designation shall control.
Section 3.2 Governing Law. This Unit Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.
Section 3.3 Severability. If any provision of this Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Unit Designation to be duly executed and delivered, all as of the date first set forth above.

OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

[Signature Page to Mirror Interest Designation]

Exhibit 2

UNIT DESIGNATION WITH RESPECT TO THE SERIES B PREFERRED MIRROR UNITS

OAKTREE CAPITAL I, L.P.
UNIT DESIGNATION WITH RESPECT TO THE
SERIES B PREFERRED MIRROR UNITS
This Unit Designation (as it may be amended, supplemented or restated from time to time, this “Unit Designation”), dated as of August 9, 2018, is made by Oaktree Capital I, L.P. (the “Partnership”). Capitalized terms used but not defined in this Unit Designation shall have the meanings ascribed to such terms in the Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 17, 2018, as amended by the Unit Designation with respect to the Series A Preferred Mirror Units, dated as of May 17, 2018 (and as it may be further amended, supplemented or restated from time to time, the “Partnership Agreement”).
WHEREAS, pursuant to Section 7.01 of the Partnership Agreement, OCM Holdings I, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), has the authority to establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units), as shall be determined by the General Partner;
WHEREAS, pursuant to Section 11.12 of the Partnership Agreement the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect among other things, any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; and
WHEREAS, pursuant to the aforementioned sections of the Partnership Agreement, the General Partner determined it advisable and in the best interest of the Partnership and its Limited Partners to designate the Series B Preferred Mirror Units as a new class of Preferred Units and the terms of the Series B Preferred Mirror Units, as set forth in this Unit Designation, have been duly approved in accordance with the Partnership Agreement;
NOW, THEREFORE, the General Partner hereby approves and authorizes this Unit Designation on the terms and conditions set forth herein.
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Unit Designation. Capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.
“2011 Incentive Plan” means the 2011 Oaktree Capital Group, LLC Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, and any successor or similar plan.
“Business Day” means any day that is not a Saturday, Sunday or other day in which banking institutions in New York City are authorized or required by law to close.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Change of Control Event” has the meaning set forth in the OCG Series B Preferred Unit Designation.
“Dissolution Event” means an event giving rise to the dissolution of the Partnership in accordance with Section 9.02 of the Partnership Agreement.
“Dissolution Exception” has the meaning set forth in Section 2.8 of this Unit Designation.
“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing with respect to the Series B Preferred Mirror Units, on December 15, 2018.
“Distribution Period” means the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period with respect to the Series B Preferred Mirror Units shall commence on and includes August 9, 2018.

“Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to Series B Mirror Holders of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each such holder’s Total Percentage Interest with respect to such holder’s Series B Preferred Mirror Units.
“Indemnified Person” means any Person who is entitled to indemnification by the Partnership pursuant to Section 10.02 of the Partnership Agreement.
“Junior Units” means Common Units and any other equity securities that the Partnership may issue after August 9, 2018 ranking, as to payment of distributions, junior to the Series B Preferred Mirror Units.
“Oaktree I Permitted Distribution” means each of the following: (A) distributions of Tax Distribution amounts in accordance with the terms of the Partnership Agreement as in effect on August 9, 2018, (B) the net unit settlement of equity-based awards granted under the 2011 Equity Incentive Plan in order to satisfy associated tax obligations (C) exchanges of common units of OCG and/or its subsidiaries in connection with the exchange of units of OCGH for OCG’s common units or units of its subsidiaries under the Exchange Agreement, (D) purchases pursuant to put or call arrangements with current or former Senior Executives, employees or service partners entered into in good faith in connection with the provision of personal services, (E) distributions of incentive compensation to current or former Senior Executives, employees or service partners in respect of their “points” interests in OCG’s subsidiaries, (F) distributions, directly or indirectly, to OCG, its subsidiaries or OCGH to enable OCG, its subsidiaries or OCGH to pay expenses or satisfy other obligations (other than obligations in respect of distributions or purchases of junior securities that would not otherwise be Permitted Distributions), (G) redemptions of common units pursuant to provisions of the OCG Operating Agreement as in effect on August 9, 2018, (H) purchases in connection with the settlement of a bona fide forward purchase or accelerated unit repurchase arrangement with a third party financial institution that is entered into before the start of the applicable Distribution Period, (I) payments made on redemption or conversion of convertible notes or convertible preferred equity or the entry into or settlement of call options, bond hedges and/or warrants to hedge OCG’s exposure in connection with the issuance of the convertible notes or convertible preferred equity, (J) distributions paid in, or exchanges of Junior Units or OCGH units for, Junior Units or options, warrants or rights to subscribe for or purchase Junior Units or distributions or purchases paid, directly or indirectly, with proceeds from the substantially concurrent sale of Junior Units and (K) distributions, directly or indirectly, to OCGH or its successor to enable it to (1) make distributions in respect of any outstanding OCGH equity value units, and (2) purchase any OCGH units into which the equity value units have been recapitalized pursuant to any put right exercised by the holder of such units.
“Oaktree Operating Group” means, for the purpose of this Unit Designation, collectively, (a) as of August 9, 2018, Oaktree Capital I, L.P., Oaktree Capital II, L.P., Oaktree Capital Management, L.P., Oaktree Investment Holdings, L.P. and Oaktree AIF Investments, L.P., each a Delaware limited partnership, and Oaktree Capital Management (Cayman), L.P., a Cayman Islands exempted limited partnership, and (b) any other subsidiary of OCG (whether now existing or hereafter formed) that is designated from time to time as part of the Oaktree Operating Group by the board of directors of OCG and that either (i) acts as or Controls the general partners and investment advisers of the investment funds managed by OCG or its subsidiaries or (ii) holds interests in other entities or investments generating income for OCG.
“OCG” means Oaktree Capital Group, LLC, a Delaware limited liability company, or any successor thereto.
“OCG Operating Agreement” means the Fourth Amended and Restated Operating Agreement of OCG, dated May 17, 2018, as it may be amended, supplemented or restated from time to time.
“OCG Series B Preferred Units” means the 6.550% Series B Preferred Units of OCG having the designations, rights, powers and preferences set forth in the OCG Series B Preferred Unit Designation.
“OCG Series B Preferred Unit Designation” means the Series B Preferred Unit designation of OCG, dated August 9, 2018, as it may be amended, supplemented or restated from time to time.
“Parity Units” means any Partnership Units, including Preferred Units, that the Partnership has authorized or issued or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event. As of August 9, 2018, there were 7,200,000 Series A Preferred Mirror Units Outstanding and the Series A Preferred Mirror Units were the only Outstanding Units of the Partnership that were Parity Units as of such date.
“Partnership Agreement” has the meaning set forth in the preamble.
“Permitted Reorganization” means the (i) voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s Subsidiaries or upon any reorganization of the Partnership into another limited partnership pursuant to provisions of this Agreement that allow the Partnership to convert, merge or convey its assets to another entity with or without General Partner approval or (ii) reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series B Mirror Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without General Partner approval.
“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership.
“Rating Agency Event” has the meaning set forth in the OCG Series B Preferred Unit Designation.
“Senior Executive” has the meaning set forth in the OCG Series B Preferred Unit Designation.
“Series B Mirror Distribution Rate” means 6.550%.
“Series B Mirror Holder” means a holder of Series B Preferred Mirror Units.
“Series B Mirror Liquidation Preference” means $25.00 per Series B Preferred Mirror Unit.
“Series B Mirror Liquidation Value” means the sum of the Series B Mirror Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series B Preferred Mirror Units.
“Series B Mirror Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively. These Series B Mirror Record Dates shall apply regardless of whether a particular Series A Mirror Record Date is a Business Day. The Series B Mirror Record

Dates shall constitute Record Dates with respect to the Series A Preferred Mirror Units for the purpose of distributions on the Series B Preferred Mirror Units.
“Series B Preferred Mirror Unit” means a Preferred Unit designated as a 6.550% Series B Preferred Mirror Unit having the designations, rights, powers and preferences set forth in this Unit Designation.
“Series B Tax Event” has the meaning set forth in the Series B Preferred Unit Designation.
“Substantially All Merger” means a merger or consolidation of the Partnership with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Partnership taken as a whole to a Person that is not a member of the Oaktree Operating Group immediately prior to such transaction.

“Unit Designation” has the meaning set forth in the preamble.
ARTICLE II
TERMS, RIGHTS, POWERS, PREFERENCES AND DUTIES OF SERIES B
PREFERRED MIRROR UNITS
Section 2.1 Designation. The Series B Preferred Mirror Units are hereby designated and created as a series of Preferred Units. Each Series B Preferred Mirror Unit shall be identical in all respects to every other Series B Preferred Mirror Unit. There is authorized for issuance an unlimited number of Series B Preferred Mirror Units. As of any date of determination, the Total Percentage Interest as to any Series B Mirror Holder in its capacity as such with respect to Series B Preferred Mirror Units shall be 0% as such term applies to all Partners; provided, however, that when such term is used to only apply to Series B Mirror Holders, “Total Percentage Interest” shall mean, with respect to any holder of Series B Preferred Mirror Units in its capacity as such as of any date, the ratio (expressed as a percentage) of the number of Series B Preferred Mirror Units held by such holder on such date relative to the aggregate number of Series B Preferred Mirror Units Outstanding as of such date. The Capital Account balance of a Limited Partner with respect to each Series B Preferred Mirror Unit held by such Limited Partner shall equal the Liquidation Preference per Series B Preferred Mirror Unit as of the date such Series B Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 2.6. The General Partner may cause the Partnership to, from time to time, without notice to or consent of the Series B Mirror Holders or holders of other Parity Units, issue additional Series B Preferred Mirror Units.
Section 2.2 Distributions.
(a) The Series B Mirror Holders shall be entitled to receive with respect to each Series B Preferred Mirror Unit owned by such holder, when, as and if declared by the General Partner, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash distributions, on the applicable Distribution Payment Date that corresponds to the Record Date for which the General Partner has declared a distribution, if any, in an amount equal to the product of (i) 25% and (ii) the rate per annum equal to the Series B Mirror Distribution Rate (subject to Section 2.5 of this Unit Designation) and (iii) the Series B Mirror Liquidation Preference. Such distributions shall be non-cumulative. Distributions payable on the Series B Preferred Mirror Units for the Distribution Period commencing on August 9, 2018 for any period less than a full Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable by the relevant Distribution Payment Date to Series B Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on a Series B Mirror Record Date, provided that if the Series B Mirror Record Date is not a Business Day, the declared distributions will be payable by the relevant Distribution Payment Date to Series B Mirror Holders as they appear on the Partnership’s register at the close of business, New York City time, on the Business Day immediately preceding such Series B Mirror Record Date.

(b) So long as any Series B Preferred Mirror Units are outstanding, for any then-current Distribution Period, unless distributions have been declared and paid or declared and set apart for payment on (i) the Series B Preferred Mirror Units or (ii) the OCG Series B Preferred Units, then, in each case for such then-current Distribution Period only, the Partnership may not repurchase its Common Units or any Junior Units and may not declare or pay or set apart payment for distributions on its Junior Units, other than, in each case, any Oaktree I Permitted Distribution, or repurchases or distributions the proceeds of which are used, directly or indirectly, to effect any Oaktree I Permitted Distribution.
(c) The General Partner may, in its sole discretion, choose to pay distributions on the Series B Preferred Mirror Units without the payment of any distributions on any Junior Units.
(d) When distributions are not declared and paid (or duly provided for) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) in full upon the Series B Preferred Mirror Units or any Parity Units, all distributions declared upon the Series B Preferred Mirror Units and all such Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date falling within the related Distribution Period) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per Unit on the Series B Preferred Mirror Units and all unpaid distributions, including any accumulations, on all Parity Units payable on such Distribution Payment Date (or in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates pertaining to the Series B Preferred Mirror Units, on a distribution payment date falling within the related Distribution Period) bear to each other.
(e) No distributions may be declared or paid or set apart for payment on any Series B Preferred Mirror Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding Units ranking, as to the payment of distributions and distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units, subject to any applicable terms of such outstanding Units.
(f) Series B Mirror Holders shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Unit Designation and shall not be entitled to interest, or any sum in lieu of interest, in respect of any distribution payment, including any such payment which is delayed or foregone.
(g) The Partnership and Limited Partners intend that no portion of the distributions paid to the Series B Mirror Holders pursuant to this Section 2.2 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and the Partnership and Series B Mirror Holders shall not take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
Section 2.3 Rank. The Series B Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:
(a) junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series B Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;
(b) equally to any Parity Units; and
(c) senior to any Junior Units.
Section 2.4 Optional Redemption.
(a) Notwithstanding anything to the contrary contained in this Unit Designation, at any time or from time to time on or after September 15, 2023, subject to any limitations that may be imposed by law, the Partnership may, in its sole discretion, redeem the Series B Preferred Mirror Units, out of funds legally available therefor, in whole or in part, at a redemption price equal to the Liquidation Preference per Series B Preferred Mirror Unit plus an amount equal to declared and unpaid distributions, if any, from the Distribution Payment Date immediately preceding the redemption date to, but excluding, the redemption date.
(b) If OCG redeems the OCG Series B Preferred Units pursuant to (i) a Change of Control Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.25 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series B Preferred Mirror Units; (ii) a Series B Tax Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series B Preferred Mirror Units; and (iii) a Rating Agency Event then the Partnership may, in the General Partner’s sole discretion, redeem the Series B Preferred Mirror Units, in whole but not in part, out of funds legally available therefor, at a redemption price equal to $25.50 per Series B Preferred Mirror Unit plus an amount equal to the declared and unpaid distributions on such Series B Preferred Mirror Units.
(c) Without limiting clause (b) of this Section 2.4, if the Partnership shall deposit, on or prior to any date fixed for redemption of Series B Preferred Mirror Units, with any bank or trust company as a trust fund, or in an account for the benefit of and/or Controlled by the General Partner or the Partnership, a fund sufficient to redeem the Series B Preferred Mirror Units called for redemption, with irrevocable instructions and authority to such bank or trust company (if applicable) to pay on and after the date fixed for redemption or such earlier date as the General Partner may determine, to the respective Series B Mirror Holders, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such Series B Preferred Mirror Units so called shall be deemed to be redeemed and such deposit shall be deemed to constitute full payment of said Series B Preferred Mirror Units to the holders thereof and from and after the date of such deposit said Series B Preferred Mirror Units shall no longer be deemed to be outstanding, and the holders thereof shall cease to be holders of Units with respect to such Series B Preferred Mirror Units, and shall have no rights with respect thereto under this Unit Designation, the Partnership Agreement or otherwise, except only the right to receive from said bank or trust company, or such account for the benefit of and/or Controlled by the General Partner or the Partnership, on the redemption date or such earlier date as the Partnership may determine, payment of the redemption price of such Series B Preferred Mirror Units without interest.
(d) The Series B Mirror Holders shall have no right to require redemption of any Series B Preferred Mirror Units.
Section 2.5. Series B Mirror Distribution Rate. If the distribution rate per annum on the OCG Series B Preferred Units issued by OCG shall increase pursuant to Section 2.5 of the OCG Series B Preferred Unit Designation, then the Series B Mirror Distribution Rate shall increase by the same amount beginning on the same date as set forth in Article 2 of the OCG Series B Preferred Unit Designation.
Section 2.6 Allocations. Before giving effect to the allocations set forth in Article V of the Partnership Agreement, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series B Preferred Mirror Units in accordance with each holder’s Total Percentage Interest with respect to their Series B Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash distributed with respect to the Series B Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation during such Fiscal Year and (ii) the excess, if any, of the amount of cash distributed with respect to the Series B Preferred Mirror Units pursuant to Section 2.2 of this Unit Designation in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the Series B Mirror Holders pursuant to this Section 2.6 in all prior Fiscal Years. To the extent there is insufficient Gross Ordinary Income for a fiscal year to allocate to the Series B Mirror Holders pursuant to the prior sentence and to the holders of any other Parity Units, Gross Ordinary Income shall be allocated to the Series B Mirror Holders and holders of Parity Units for such fiscal year on a pro rata basis based on the amount of distributions paid in respect of the Series B Preferred Mirror Units and such Parity Units, respectively in such fiscal year.
Section 2.7 Voting.
Notwithstanding any provision in the Partnership Agreement or the Act to the contrary, and except as set forth in this Section 2.7, the Series B Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Mirror Holders shall not be required for the taking of any Partnership action or inaction.
Section 2.8 Liquidation Rights.
(a) Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Preferred Mirror Units in accordance with Section 9.03 of the Partnership Agreement, the Series B Mirror Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to the Limited Partners, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the lesser of (x) the Series B Mirror Liquidation Preference and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Mirror Holders pursuant to Section 2.6 of this Unit Designation for the taxable year in which the Dissolution Event occurs) pursuant to Section 9.03 of the Partnership Agreement, pro rata based on the full respective distributable amounts to which each Series B Mirror Holder is entitled pursuant to this Section 2.8(a).
(b) Upon a Dissolution Event, after each Series B Mirror Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Mirror Holders pursuant to Section 2.6 for the taxable year in which the Dissolution Event occurs), such Series B Mirror Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Dissolution Event are insufficient to pay in full the aggregate amount payable to the Series B Mirror Holders and the holders of all other outstanding Parity Units, if any, such assets shall be distributed to the Series B Mirror Holders and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Limited Partner is entitled pursuant to this Section 2.8.
(d) Nothing in this Section 2.8 shall be understood to entitle the Series B Mirror Holders to be paid any amount upon the occurrence of a Dissolution Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Dissolution Event, senior to the Series B Preferred Mirror Units have been paid all amounts to which such classes or series of Units are entitled.
(e) For the purposes of this Section 2.8, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Oaktree Operating Group is the surviving Person or the Person formed by such transaction and has expressly assumed all of the obligations under the Series B Preferred Mirror Units, (ii) the sale or disposition of the Partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of the Partnership should the Partnership not constitute a “significant subsidiary” of OCG under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the OCG Series B Preferred Units have been fully redeemed pursuant to the terms of the OCG Operating Agreement or if proper notice of redemption of the OCG Series B Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series B Preferred Units called for redemption have been set aside for payment pursuant to the terms of the OCG Operating Agreement, (v) transactions where the assets of the Partnership, in connection with its liquidation, dissolution or winding-up, are immediately contributed to another member of the Oaktree Operating Group that expressly assumes all the obligations under the Series B Preferred Mirror Units, and (vi) with respect to the Partnership, a Permitted Transfer or a Permitted Reorganization (any of (i) through (vi), a “Dissolution Exception”).
(f) In the event that the Partnership liquidates, dissolves or winds up, including a Dissolution Event, the Partnership shall not declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding Series B Preferred Mirror Units shall have been repaid via redemption or otherwise. Notwithstanding the foregoing, no such limitation shall apply to or upon (i) a Dissolution Exception or (ii) an event where the OCG Series B Preferred Units have been fully redeemed pursuant to the terms of the OCG LLC Agreement or if proper notice of redemption of the OCG Series B Preferred Units has been given and funds sufficient to pay the redemption price for all of the OCG Series B Preferred Units called for redemption have been set aside by or on behalf of OCG for payment pursuant to the terms of the OCG Operating Agreement.
Section 2.9 No Duties to Series B Mirror Holders. Notwithstanding anything to the contrary in the Partnership Agreement, to the fullest extent permitted by law, neither the General Partner nor any other Indemnified Person shall have any duties or liabilities to the Series B Mirror Holders.
Section 2.10 Amendments and Waivers. Notwithstanding the provisions of Section 11.12 of the Partnership Agreement, the provisions of this Article 2 may be amended, supplemented, waived or modified by the action of the General Partner without the consent of any other Limited Partner.
ARTICLE III
MISCELLANEOUS

Section 3.1 Conflicts. To the extent that any provision of this Unit Designation conflicts or is inconsistent with the Partnership Agreement, the terms of this Unit Designation shall control.
Section 3.2 Governing Law. This Unit Designation shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.
Section 3.3 Severability. If any provision of this Unit Designation is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
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IN WITNESS WHEREOF, the parties have caused this Unit Designation to be duly executed and delivered, all as of the date first set forth above.

OCM HOLDINGS I, LLC

By:	/s/ Todd Molz
	Name:	Todd Molz
	Title:	General Counsel & Chief Administrative Officer

By:	/s/ Richard Ting
	Name:	Richard Ting
	Title:	Managing Director & Associate General Counsel

[Signature Page to Unit Designation – Series B Preferred Mirror Units]